CARRIER SERVICES AGREEMENT

This CARRIER SERVICES AGREEMENT is made and entered into this day of October, 2004 (the "Effective Date"), by and between XO Communications, Inc., a Delaware corporation, on behalf of its operating Affiliates (as defined below) (such Affiliates hereinafter collectively referred to as "XO"), whose principal place of business is located at 1 1 1 11 Sunset Hills Road, Reston, VA 20190 and United American Corporation, a Nevada corporation (hereinafter referred to as "Customer"), whose place of business is located at 3199 E. Warm Springs Road, Suite 200, Las Vegas, NV 89120. Customer and XO are collectively referred to herein as the "Parties."

Preliminary Statement

Customer and XO hereby enter into this Agreement to enable Customer to obtain telecommunications services from XO pursuant to Section 211(a) of the Communications Act of 1934, as amended. The Services will be offered in each area to the Customer by an entity ("Authorized Entity"), which is an Affiliate of XO. The terms and conditions of this Agreement are, and shall be, applicable to the Services provided to the Customer by each Authorized Entity.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the Parties hereby mutually agree as follows:

ARTICLE 1- DEFINITIONS/SERVICE OFFERINGS

1.1 The capitalized terms used in this Agreement shall have their normal or common meaning, the meaning given them in the Tariffs, or the meaning as defined in the text hereof, except that the following terms shall have the following meanings for the purpose of this Agreement:

(a)  Acceptance or Accepted. Customer will be deemed to have given its "Acceptance" or to have "Accepted" a Circuit after the applicable test and acceptance procedures have been conducted which are set forth in the applicable Service Exhibit applicable to the Circuit ordered. Billing for a Circuit will begin on the requested Start of Service Date unless the Circuit has not met all applicable standards or the requested Start of Service Date has been changed by XO. If a Circuit has failed the testing process, billing will begin after the Circuit has passed applicable Circuit standards. If Customer fails to permit XO to begin testing on a Circuit within five (5) days of the requested Start of Service Date, billing will still begin on the requested Start of Service Date. if XO has tested a Circuit pursuant to the procedures set forth in the applicable Exhibit, such Circuit meets the requirements set forth therein and Customer refuses to accept the Circuit, billing for that Circuit will still begin on the requested Start of Service Date for that Circuit. This definition is applicable only to certain Services as further provided in the applicable Service Exhibit.

(b)  Access Service Request (ASR). "Access Service Request" or "ASR" shall mean the capacity order for certain Services which delineates the type of Service, quantity of Circuits, location served, Point of Termination, protocols, Circuit term, requested Start of Service Date and other information necessary for XO to provide Service to the Customer.

(c)  Affiliate. "Affiliate" shall mean, with respect to either Party, any other party which controls, is controlled by, or is under common control with such Party. For purposes hereof, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such party whether through the ownership of voting securities, by contract, or otherwise.

(d)  Agreement. "Agreement" shall mean this Carrier Services Agreement, including any schedules, appendices, Exhibits, Tariffs, and documents attached hereto and made a part hereof, or incorporated herein by reference as well as any written amendments to this Agreement which have been signed by the authorized representatives of the Parties,.

(e)  Circuit. "Circuit" shall mean an individual telecommunications facility included as part of a Service.

(f)  Emergency Maintenance. "Emergency Maintenance" shall mean maintenance which, if not accomplished promptly by XO, could result in a serious degradation or loss of Service to the Customer or the End User or damage to XO's Network or its customers.

(g)  End User. "End User" shall mean a user to whom Customer will provide telecommunications services utilizing, in part, the Services provided by XO to Customer under this Agreement.

(h)  Exhibit. "Exhibit" shall mean an attachment to this Agreement for a particular Service, including any schedules or attachments thereto, which contains the product description, pricing, and terms and conditions associated with that specific Service.

(i)  Network. "Network" shall mean the telecommunications network of one of the Parties, as the context of the provision requires or as contemplated under this Agreement

(j)  Off Net Services. "Off-Net Services" are those where one or both locations to be connected are not served by XO's Network and therefore a portion of the Services is provided by another service provider. Where XO is able to provide Off-Net Services, the terms, conditions and pricing of such Service will be provided on an individual case basis ("ICB") subject to the terms and conditions of the underlying service provider. XO shall invoice Customer for Off-Net Services rendered and shall manage ordering pursuant to the applicable Exhibit, but XO shall not be liable for any failures on the part of the underlying service provider.

(k)  On-Net Services. "On-Net Services" shall mean those Services which connect two (2) locations served by XO's Network, On-Net Services are provided entirely by XO.

(1) Planned Service Outage. "Planned Service Outage" shall mean any Service Outage caused by scheduled maintenance or planned enhancements or upgrades to the XO Network as described in the applicable Service exhibits.

(m)  Point of Presence (POP). "Point of Presence" or "POP" shall mean a specific location within a Local Access Transport Area (LATA) where service terminates and/or originates.

(n)  Point of Termination. "Point of Termination" shall mean the point at which XO's responsibility to provide equipment and service ends and where Customer's or Customer's End User's responsibilities begin, identified as the interface between XO and Customer at Customer's Point of Presence, the local exchange carrier's central office, a long-distance carrier's Point of Presence or End-User sites identified on the ASR.

(o)  Premises. "Premises" shall mean the address to which Service is provided or delivered, identified as a Point of Termination or Service Location on the Service Order.

(p)  Service. "Service" shall mean XO-provided telecommunications service or collocation license, as further described in the applicable Exhibit and as specifically identified on the Service Order.

(q)  Service Order. "Service Order" shall mean an ASR or other applicable service ordering form or Collocation Schedule (as defined in the Telco Collocation Exhibit attached hereto if applicable) provided by XO and entered into by the Parties pursuant to this Agreement.

(r)  Service Outage. "Service Outage" shall mean a disruption or degradation of On-Net Service as set forth in the applicable Exhibit.

(s)  Start of Service Date. The "Start of Service Date" for a Service shall be the later of (i) the date requested by Customer for in-service as indicated on the Service Order, (ii) the date XO notifies Customer that the Service is installed or

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connected, successfully tested and available for Customer use, or (iii) the date after Circuit testing and Acceptance has been completed per this Agreement where applicable, regardless of whether or not Customer uses the Service. Notwithstanding the above, the Start of Service Date shall never be later than the date Customer begins to use the Service.

(t) Tariffs. "Tariffs" shall refer to XO's applicable tariffs for intrastate and local services. This Agreement incorporates by reference the terms of each such Tariff to the extent Customer uses tariffed Services provided by XO XO may modify its Tariffs from time to time in accordance with law and thereby affect tariffed Services furnished to Customer, except that the terms and conditions of this Agreement shall supplement, or to the extent inconsistent, supersede Tariff terms and conditions. If any of XO's applicable Tariffs are cancelled during the term of this Agreement, such cancelled Tariff(s) will be deemed to be incorporated by reference into this Agreement on the effective date of cancellation, as supplemented by any non-inconsistent product descriptions, definitions, prices and other terms and conditions contained in the XO Service Description and Price Guide ("Guide"). The Guide will be maintained on an XO web-site accessible by Customer, such as www.terms.xo.com, and may be modified by XO from time to time and thereby affect the previously tariffed Service furnished to Customer.

1.2 Services and Service Exhibits. XO shall provide to Customer the Services Customer has specifically contracted for on a Service Order pursuant to the applicable Service Exhibit(s), attached hereto and made a part hereof, The Parties may add other Services to this Agreement by amending it to add additional Service Exhibit(s) and entering into additional Service Orders pursuant to such additional Exhibit(s). However, Customer may contract for international, interstate, intrastate and local voice services ("Voice Services") on a Service Order in accordance with XO's standard terms and pricing, including those set forth in any applicable Tariffs, without the incorporation of a Voice Services Exhibit hereunder.

1.3 Resale of Services.

(a)  Customer hereby acknowledges and agrees that it is the customer of record for all Services purchased from XO. In connection with its resale of the Services, Customer understands and agrees that it is solely responsible for all order provisioning, billing, collection, billing adjustments/credits, tax collection and payment, customer service, service installation, operation and termination, dispute resolution, other service-related requirements and creditworthiness of its End Users, XO shall have no liability to Customer's End Users under this Agreement. Customer is responsible for payment for all charges for Service furnished to Customer and/or its End Users by XO pursuant to the payment terms set forth in the Agreement. This responsibility is not changed by virtue of any (i) use, misuse, fraud, or abuse by Customer, its employees, its End Users or other members of the public of the Services provided to Customer or Customer-provided systems, equipment, facilities, or services interconnected to such Services, or (ii) inability to collect payments or charges from Customer's End Users, Affiliates, agents, brokers or re-sellers. Further, XO will not issue credits for fraudulent calls passed to XO by Customer.

(b)  Customer assumes (i) the responsibility for enforcing all applicable regulations and the provisions of this Agreement with respect to its End Users, and (ii) any liability arising from violations thereof. In the event XO terminates the provisioning of any resold services to Customer for any reason, including without limitation disconnection of Customer for failure to make payment as required herein, Customer shall be solely responsible for providing any and all necessary notice to its End Users of the termination.

1.4 Access to Premises. _Customer agrees to cooperate with XO to accomplish Service activation by providing reasonable access to Customer's and its End Users' Premises and facilitating testing and Service delivery requirements, and Customer agrees XO shall have reasonable access to such Premises to repair, maintain or retrieve XO equipment. If the requisite access rights to all applicable buildings are not reserved to Customer, Customer shall secure any building owner or manager approval prior to such visit and shall ensure that personnel representing XO have ready access to all portions of the grounds, building and adjunct areas and facilities needed by XO to perform the installation, removal, inspection and scheduled or emergency maintenance of XO's equipment. If applicable, Customer will be responsible for ensuring that its vendors and End Users cooperate with XO or its vendors in connection with the performance by XO of its obligations with respect to the Services, including, without limitation, the installation, modification, testing, maintenance and operation of XO's equipment. XO shall not be liable for any damages whatsoever resulting from delays in meeting Service delivery dates requested or specified by Customer, or inability to provide Services.

ARTICLE 2 - BILLING AND PAYMENT

2.1 Except as set forth in Section 22, Customer shall pay the recurring and non-recurring rates and charges and the usage charges set forth herein and/or in the Service Orders beginning on the Start of Service Date without deduction, setoff or delay for any reason. Customer agrees to pay for the Services, by check sent to the address provided for herein or on the invoice or by wire transfer sent in accordance with applicable instructions provided by XO, within thirty (30) days from the date of the invoice ("Payment Period"). Restrictive endorsements or statements on checks accepted by XO will not be binding upon XO. Monthly recurring charges are billed in advance while usage and related charges are billed in arrears. The Parties shall provide one another with reasonably requested information for bill validation including, but not limited to, the number of Circuits and charges for each Service.

2.2 Except for amounts in dispute, interest not to exceed 1.5% monthly may be charged on the unpaid balance not paid within the Payment Period. If the interest rate set out above exceeds the maximum rate allowable by law, then the interest chargeable shall be equal to the maximum rate allowed by law. Customer agrees to reimburse XO for any costs incurred as a result of any collection activity, including without limitation reasonable attorneys' fees and court costs, unless otherwise prohibited by law. Customer authorizes XO to request information from a reporting agency to enable XO to assess Customer's credit history. Customer agrees that such action is not the extension of "credit" to Customer and further agrees that XO, in its sole discretion, may alter any billing arrangements as a result of such report or upon determination of a change in Customer's financial circumstances. Customer agrees that as a condition of initial or continued Service, it must provide financial statements to XO's Credit Department within ten (10) days of receiving a request for such statements from XO or Service, if already installed, may be suspended or terminated. At any time during and upon two (2) business days written notice, XO may require a deposit or other form of security acceptable to XO if it reasonably deems itself insecure with respect to Customer's ability to pay (eg. if Customer has failed to pay any invoice when due, or if there is a material change in circumstances of Customer's actual or anticipated usage hereunder or Customer's financial condition). Failure by Customer to comply with such requirement by XO may result in Service suspension or termination.

2.3 If Customer disputes any invoice, Customer shall notify XO's Credit Department in writing, providing the billing identification, Circuit number, any trouble ticket number and an explanation for the dispute, and shall nevertheless pay the affected invoice within the Payment Period, provided that Customer may withhold payment of the amount in good faith dispute up to twenty percent (20%) of the invoiced charges. XO will investigate the dispute and in its discretion exercised in good faith, may require additional supporting documentation or reject Customer's claim as inadequate. No charges may be disputed more than sixty (60) days after the date such charges are invoiced, and if not disputed within that time, all such charges shall be deemed valid and undisputed by Customer. Payment shall not prejudice Customer's right to dispute charges, so long as they are disputed in good faith in the manner and within the timeframes specified in this Section, The Parties will cooperate in good faith to resolve any such disputes within a thirty (30) day period after the dispute is submitted to XO. If the dispute

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is not resolved during this period, then either Party may seek resolution of the dispute in accordance with Article 13.

2.4 If a disputed amount is determined by XO to be a legitimate charge, interest not to exceed 1.5% monthly may be charged on the balance not paid within the original Payment Period and Customer will make payment of the amount due within five (5) business days of such determination. If the interest rate set out above exceeds the maximum rate allowable by law, then the interest chargeable shall be equal to the maximum rate allowed by law.

2.5 If Customer does not make payment of all invoiced charges in accordance with the provisions herein within the Payment Period, XO may, at its option and without notice (i) refuse to accept additional Service Orders; (ii) suspend any and all Service provided by XO under this Agreement and/or any other service agreement until Customer has paid all past due amounts (including interest); (iii) offset such unpaid balances from any amounts that XO owes to Customer under any other agreement between the parties; and/or (iv) require weekly payments or a surety of up to two (2) times Customer's aggregate monthly invoicing and failure by Customer to comply with such requirement by XO may result in Service suspension. Following suspension of Services for non-payment, XO is not required to reinstate Services to Customer until: (I) Customer has paid in full all charges then due, including any late fees, interest charges, collection costs and any cost of reinstating Services; and (2) Customer provides to XO satisfactory assurance as requested by XO (such as a deposit) of Customer's ability to pay for Services for the remainder of the applicable Service term(s). If Customer fails to timely cure the non-payment within the timeframe specified by XO, Customer will be deemed to have terminated the affected Services as of the effective date of Service suspension. Termination hereunder for non-payment shall be treated as termination for convenience by Customer subject to early termination charges as set out in the applicable Exhibit. If Customer has not paid an invoice within the Payment Period and XO owes any amounts to Customer, XO may offset respective payments by first applying such amounts owed by XO to the full balance due from Customer and the remaining amounts owed by XO, if any, will be remitted in the normal course of business,

2.6 When Service is initiated on a day other than the fast day of the month or terminates on a day other than the last day of the month, any monthly recurring charges for that month shall be prorated accordingly.

2.7 Notwithstanding anything contained herein to the contrary, if XO is required to construct and/or acquire telecommunications facilities in order to provide Service to Customer, Customer acknowledges and agrees that XO therefore incurs significant costs and expenses in provisioning such Service to Customer, including but not limited to costs associated with constructing and/or acquiring the telecommunications facilities necessary for delivery of XO Services to Customer. In addition to any other rights and remedies XO may have at law, in equity or as provided herein, Customer agrees that if Customer cancels this Agreement or any individual Service Order after signature but prior to the Start Of Service Date, or if Customer terminates this Agreement or any individual Service Order prior to expiration of the committed Service term, Customer shall reimburse XO for all costs and expenses XO incurred in constructing and/or acquiring such telecommunications facilities.

2.8 Monthly Minimum Commitment. During each month of the Agreement, Customer shall purchase Services from XO in an amount that shall equal or exceed  Dollars ($ ) per month (the "Monthly Minimum"). If, at the end of each such month, Customer's purchase of Services are less than the Monthly Minimum, then Customer shall pay: (I) all accrued but unpaid Service charges and other charges incurred by Customer; and (2) a shortfall charge (which Customer hereby agrees is reasonable) equal to the difference between the Monthly Minimum and Customer's actual purchase of XO's Services (including any applicable cancellation charges), excluding taxes, tax related surcharges, and other surcharges during that month.

ARTICLE 3 - TAXES

3.1 The rates, pricing and charges for Services set forth herein or in any Service Order do not include applicable taxes and surcharges. Customer shall be responsible for and shall pay any taxes, arising in any jurisdiction, including without limitation, sales, use, excise, gross receipts, value added, access, bypass, franchise, telecommunications, consumption, or other taxes, fees, duties, charges or surcharges; however designated, imposed on or based on the provision, sale or use of the Services, including taxes or surcharges imposed directly on XO. If Customer believes it or the Services is exempt from any tax, Customer will provide XO with a properly executed exemption certificate evidencing such claimed exemption. In no case shall Customer be responsible for any income taxes levied upon XO's (or any underlying carrier's) net income. Customer agrees that its obligation to pay taxes and surcharges under this Section shall survive the expiration or early termination of the Agreement.

ARTICLE 4 - TERM AND RENEWAL OPTIONS

4.1 The term of this Agreement shall commence on the Effective Date of this Agreement, and shall terminate three (3) years thereafter. Thereafter, this Agreement shall be automatically renewed in successive one-year periods unless terminated by written notice by one of the Parties at least sixty (60) days prior to the end of the initial term or any one-year renewal period (collectively, "Term"); provided, however, that if the period of time set out in the applicable Exhibit or Service Order for a particular Service(s) extends beyond the effective date of termination of this Agreement, such Services(s) shall remain in effect for such agreed upon time period, subject to all of the terms and conditions of this Agreement as if it were still in effect with respect to such Service(s). If Customer wishes to terminate a Service or Circuit(s) for any reason, or not to renew such Service or Circuit(s), Customer shall provide XO with written notice ("Termination Notice") addressed to XO at such location, as XO shall specify from time to time. Such Termination Notice must specify all necessary identifying details about the Service or Circuit being terminated (e.g., Circuit Identification number, the A and Z locations of such Circuit) and the requested effective date of such termination (which date must not be less than thirty (30) days from the date notice is received by XO). Termination of Service/Circuit(s) by any form of communications or means other than as provided above shall not be effective and Customer shall remain obligated to XO for all Services/Circuit(s) rendered. For the avoidance of doubt, Customer may be liable for early termination charges upon termination of Service/Circuit(s) as further provided in the applicable Service Exhibit attached hereto.

ARTICLE 5-INSURANCE

5.1 Except as may be otherwise provided in an Exhibit hereto, Customer will maintain throughout the term of this Agreement the following insurance coverage with a licensed insurance company rated A- or better by A.M. Best: (a) Worker's Compensation Insurance to comply with the state laws in which the work is performed; (b) Commercial General Liability in an amount not less than $1,000,000 per occurrence / $2,000,000 general aggregate; and (c) Automobile Liability, including Non-Owned and Hired Auto Liability, in an amount not less than $1,000,000 Combined Single Limit, "XO Communications, Inc." shall be added as an additional insured on Customer's policies and such shall waive its rights of subrogation against XO. All insurance carried by Customer shall be primary and non-contributory with any insurance carried by XO.

ARTICLE 6 - WARRANTIES AND NETWORK STANDARDS

6.1 Each Party represents and warrants to the other Party that it is an entity, duly organized, validly existing and in good standing under the laws of the place of its origin, with all requisite power and authority to enter into and perform its obligations under this Agreement in accordance with its terms.

6.2 XO represents and warrants to Customer that all On-Net Service rendered by it hereunder shall be designed, produced, installed, furnished and in all respects
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provided and maintained in conformance and compliance with applicable federal, state and local laws, administrative and regulatory requirements and any other authorities having jurisdiction over the subject matter of this Agreement.

6.3 Customer represents and warrants that (i) all services rendered by it to its End Users shall be designed, produced, installed, furnished and in all respects provided and maintained in conformance and compliance with applicable federal, state and local laws, administrative and regulatory requirements and any other authorities having jurisdiction over the subject matter of the Customer-provided services, and (ii) it has all licenses, approvals, registrations and certifications (collectively, "Approvals") which may be required by the applicable regulatory authorities for its operation and the provision of any services to its End Users and it shall be solely responsible for applying for, obtaining and maintaining all such Approvals.

6.4 The warranties and remedies set forth in this Agreement constitute the only warranties and exclusive remedies with respect to this Agreement. SUCH WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INTERFERENCE AND NON-INFRINGEMENT.

ARTICLE 7 .- DEFAULT

7.1 A Party shall be deemed in "Default" of this Agreement upon the occurrence of any one or more of the following events:

(i)  a Party violates any applicable laws, statutes, ordinances, codes or other legal requirements with respect to the Services and such violation(s) are not remedied within thirty (30) days after written notice thereof; or

(ii)  a Party fails to perform any of its material obligations under this Agreement and such nonperformance is not remedied within thirty (30) days after notice thereof or such other cure period as may be specified in the applicable Exhibit, except for payment defaults, for which no cure periods in addition to those described in Section 2.5 herein shall be available; provided, however, if Customer is entitled to outage credits pursuant to the applicable Service Exhibit attached hereto or other remedies set out in this Agreement for such nonperformance by XO, then such outage credits or other remedies shall be Customer's exclusive remedy and such nonperformance shall not be construed to be a Default under this Section 7.1.

7.2 In addition to all remedies available at law or in equity, the non-defaulting Party hereunder may terminate this Agreement, including, for the avoidance of doubt, its Exhibits, and/or related Service Orders, in whole or in part, upon the occurrence of a Default.

ARTICLE 8 - CONFIDENTIAL INFORMATION

8.1 Each Party shall preserve the other Party's confidential information provided to it hereunder with the same degree of care in protecting its own confidential or proprietary information, but in no event less than a reasonable standard of care shall be used and shall execute and comply with the terms and conditions of the General Nondisclosure Agreement ("NDA") executed by both Parties as of the day of October, 2004. Notwithstanding any provision therein, the Parties hereby agree that such NDA shall be coterminous with this Agreement.

ARTICLE 9 - INDEMNIFICATION

9.1 Customer and/or End User shall indemnify, defend and hold harmless XO and its Affiliates and all of their employees, directors, officers, and agents from and against all claims, demands, actions, causes of actions, damages, liabilities, losses, and expenses (including reasonable attorney's fees) incurred as a result of third party claims:

(i)  for libel, slander, infringement of copyright or unauthorized use of trademark, trade name, service mark or any other intellectual property infringement arising out of or related to use of the Service;

(ii)  for patent infringement arising from combining or connection of Customer or third party services, equipment, and/or facilities to use XO's Network or Service;

(iii)  for damage to property and/or personal injury (including death) arising out of the gross negligence or willful act or omission of Customer and/or End User;

(iv)  arising out of or in connection with Customer's resale or sharing of the Services; and

(v)  related to any Customer representations regarding Customer's traffic and Customer's use of Services including without limitation, as set forth in Article 11.

9.2 XO shall indemnify defend and hold harmless the Customer and its Affiliates and their employees, directors, officers, and agents from and against all claims, demands, actions, causes of actions, damages, liabilities, losses, and expenses (including reasonable attorney's fees) incurred as a result of third party claims:

(i)  for patent or copyright infringement relating to XO's equipment or XO's software used by XO to provide the Services hereunder; and

(ii)  for damages to property and/or personal injury (including death) arising out of the gross negligence or willful act or omission of XO.

9.3 If, as the result of a claim or threatened claim related to an infringement of a third party's intellectual property rights, (1) the Services or any essential component thereof are held by a court of competent jurisdiction, or in XO's reasonable judgment may be held, to infringe, or (2) either Party receives a valid court order enjoining that Party from using the Services or any essential component thereof or, in XO's reasonable judgment such order may be received, XO shall in its reasonable judgment, and at its expense, (a) replace or modify the affected Service or essential component to be non-infringing; (b) obtain for Customer a license to continue using the affected Service or essential component; or (c) if XO cannot reasonably obtain the remedies in (a) or (b), terminate the affected Service without penalty to Customer. This Section states XO's entire responsibility and liability and Customer's sole and exclusive remedy for any claim of infringement. Notwithstanding the foregoing, XO shall have no liability for any claim of infringement based on (x) the use of the Services in a manner not contemplated or otherwise not in accordance with this Agreement and documentation related to the Services; (y) any combination of the Service or essential component thereof with other elements or the modification of a Service by anyone other than XO where, but for such combination or modification, no claim of infringement would exist or (z) the use of the Services . Any and all claims for indemnification shall be conditioned upon (i) prompt written notification by the indemnified Party to the indemnifying Party; (ii) assumption of sole control of the defense of such claim and all related settlement negotiations by the indemnifying Party; and (iii) provision by the indemnified Party of the prompt assistance, cooperation, information and authority necessary for the indemnifying Party to perform its obligations under this Section.

ARTICLE 10 - LIMITATION OF LIABILITY

10.1 Neither Party shall be liable to the other Party for any indirect, consequential, special, incidental, reliance, or punitive damages of any kind or nature whatsoever including, without limitation, any lost profits, lost revenues, lost savings, or any other business loss including goodwill, loss of use of property,

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loss of data, cost of substitute performance equipment or services, downtime costs and claims of customer for damages, or harm to business, regardless of the foreseeability thereof and regardless of whether damages are caused by the willful misconduct, negligent act or omission, or wrongful act arising from or related to this Agreement. For purposes of this Agreement, a Party's out-of-pocket costs for damages of the kinds specified in the preceding sentence which are recovered from such Party by a third party shall be deemed to be indirect damages to such Party and each Party hereby releases the other Party, its subsidiaries and affiliates, and their respective officers, directors, managers, employees, and agents, from damages from such claim(s), except to the extent such damages are part of claims for which indemnification is due under Sections 9.1 and 9.2 herein. Customer's sole remedy for the failure of non-perfonnance or XO and/or the Service shall be to receive credits as set forth in this Agreement and the Exhibits hereto. THE ENTIRE LIABILITY OF XO AND CUSTOMER'S SOLE AND EXCLUSIVE REMEDY FOR CLAIMS ARISING UNDER OR IN ANY WAY RELATED TO THIS AGREEMENT SHALL BE LIMITED TO THE LESSER OF DIRECT DAMAGES OR THE TOTAL AMOUNT PAID BY CUSTOMER TO XO DURING THE PREVIOUS THREE (3) MONTHS FOR THE SERVICE(S). The foregoing limitations apply to all causes of action and claims of any kind arising out of or related to this Agreement including any Exhibit and any Service Order, including, without limitation, breach of contract, breach of warranty, strict liability, negligence, misrepresentation, or any other tort. Customer acknowledges and accepts the reasonableness of the disclaimers and limitations of liability set forth herein.

ARTICLE 11- REGULATIONS

11.1 The rates set forth in this Agreement are subject to the imposition of new regulation, modification of existing regulation, and new interpretation or enforcement of regulation by any federal, state, or local regulatory agency, legislative body, or court of competent jurisdiction, including the imposition of any charges, surcharges, and/or taxes in reliance or as a result of the same ("Regulatory Activity"). XO reserves the right, at any time, (i) to pass through to Customer all, or a portion of, any charges, surcharges, or taxes directly or indirectly related to such Regulatory Activity; or (ii) modify the rates and/or other terms and conditions of this Agreement to reflect the impact of such Regulatory Activity.

11.2 Customer represents and wan-ants that all traffic being delivered by Customer or its End Users or agents to XO for local termination, and all traffic that XO delivers to Customer or its End Users or agents that has originated in the same local calling area in which Customer's NPA-NXX is assigned and/or in which such traffic is terminated to Customer or its End Users or agents, is local traffic or is legally entitled to be treated as local traffic under all applicable federal, state and local laws, administrative and regulatory requirements and any other authorities having jurisdiction over such traffic. Customer understands that XO will rely upon such representation to assign local telephone numbers to Customer and/or route Customer's traffic for termination as local calling. Customer represents and wan-ants that Customer has paid, or shall promptly pay to XO all switched access charges associated with any of Customer's traffic that is delivered pursuant to this Agreement. Customer also represents and wan-ants that neither it nor any of its end users or agents will remove or in any way alter Automatic Number Identification ("ANI") or Calling Party Number ("CPN") information associated with any traffic delivered pursuant to this Agreement. Customer agrees to cooperate with XO to obtain or verify any necessary regulatory certification regarding the nature of its traffic and/or use of facilities.

11.3 Customer shall promptly pay to XO all access charges, reciprocal compensation, and/or any other charges, surcharges and/or taxes billed to XO by a third party, or remitted by XO to a third party, that are associated with any of Customer's traffic delivered or facilities utilized pursuant to this Agreement, including but not limited to any retroactive charges, (collectively, "Additional Charges") and that are not already reflected in the rates charged by XO for the Services rendered pursuant to this Agreement. Although XO shall not have any obligation to challenge any Additional Charges levied by a third party, if XO successfully challenges imposition of any Additional Charges by a third party, it will refund to Customer any Additional Charges previously paid by Customer to XO that were subject to such successful challenge. In addition, XO shall have the right, upon five (5) days written notice to Customer, to revise its rates for Services provided to Customer to reflect any Additional Charges. Within thirty (30) days of receipt of written notice of any such rate increase to reflect Additional Charges, Customer, upon giving written notice to XO, may elect to transition any Services affected by such rate increase to another carrier over a period of time not to exceed sixty (60) days. Notwithstanding any other provision of this Agreement, if, within the designated thirty (30) day period, Customer does not provide written notice to XO of its election to transition the affected Services to another carrier, Customer shall be deemed to have waived its right to such election. Even if Customer elects to transition the affected Services to another carrier, Customer shall still be responsible for paying any and all Additional Charges billed to or remitted by XO up to and including the final transition date. The parties agree to cooperate on the scheduling of any such transition.

1 I.4 Customer agrees that, if XO is subjected to a third party audit relating to Customer's traffic or use of facilities which is the subject of this Agreement, Customer will cooperate in any such audit. Customer further agrees that it will protect, defend, indemnify and hold harmless XO, its subsidiaries, affiliates, officers, directors and employees from any and all costs resulting from such third party action.

ARTICLE 12 - FORCE MAJEURE

12.1 In no event shall a Party have any claim or right against the other Party for any failure of performance due to causes beyond its control, including but not limited to: acts of God, fire, explosion, vandalism, cable or fiber cut, adverse weather conditions, flood or other similar occurrences; any law, order regulation, direction, action or request of the government, including federal, state and local governments having or claiming jurisdiction over XO or of any department, agency, commission, bureau, corporation, or other instrumentality of any federal, state, or local government, or of any civil or military authority; national emergencies; unavailability of materials or rights-of-way; insurrections; riots, wars; terrorism; strikes, lock-outs, work stoppages, or other labor difficulties, supplier failures, shortages, breaches or delays; or any other cause or circumstance, whether of a similar or dissimilar nature to the foregoing, beyond the reasonable control of the affected Party.

ARTICLE 13 - DISPUTE RESOLUTION

13.1 Except for (i) action seeking a temporary restraining order or injunction, (ii) a suit to compel compliance with this dispute resolution process, (iii) disputes relating to the lawfulness of rates, terms, conditions or practices concerning Services that are subject to the Communications Act of 1934, as amended, or the rules and regulations of the FCC, a state public utility commission or other administrative agency, (iv) Customer non-compliance with publicity provisions, or (v) billing or payment disputes or collections matters all of which may be litigated (or brought before the applicable agency in the case of subsection (iii)) at the election of XO, the Parties agree to use the dispute resolution procedures set forth in this Section with respect to any controversy or claim arising out of or relating to this Agreement or its breach.

13.2 Upon ten (10) days written notice, either Party may submit disputes to binding arbitration by a single arbitrator with a professional arbitration service selected by the Parties. If the Parties do not otherwise agree on an arbitration service, such services shall be provided pursuant to the American Arbitration Association ("AAA") Commercial Arbitration Rules and Mediation Procedures. The costs of arbitration, including the fees and expenses of the arbitrator, shall be paid equally by the Parties. Each Party shall bear the cost of preparing and presenting its case. The Parties agree that Fairfax County, Virginia shall be the location for the arbitration hearing.

XO CONFIDENTIAL

CARRIER SERVICES AGREEMENT

13.3 The Parties agree that this Article 13 and the arbitrator's authority to grant relief shall be subject to the Federal Arbitration Act, 9 U.SC. §§ 1-16, et seq. ("FAA"), the provisions of this Agreement, and the AAA Code of Ethics for Arbitrators in Commercial Disputes. The Parties agree that the arbitrator shall have no power or authority to make any award that provides for punitive or exemplary damages or damages otherwise limited or excluded in this Agreement. The arbitrator's decision shall be final and binding. The award may be confirmed and enforced in any court of competent jurisdiction. All post-award proceedings shall be governed by the FAA.

ARTICLE 14 - ASSIGNABILITY

14.1 Customer may not assign this Agreement without the prior written consent of XO, which consent shall not be unreasonably withheld. Any request by Customer for such consent from XO shall be directed to XO's Legal and Credit Departments. Any such assignment without XO's prior written consent shall be void. Notwithstanding the foregoing, if this Agreement is assigned by Customer to any other party, by assignment, operation of law or otherwise, which Party, prior to the assignment, has an agreement (the "Prior Agreement") with XO or any of its Affiliates for the provision of services, the services being provided shall continue to be governed by the Prior Agreement, and the Services provided hereunder shall continue to be governed by this Agreement, each without reference to the other.

ARTICLE 15 - NOTICES

15.1 Notices under this Agreement shall be in writing and delivered by overnight courier (e.g., Federal Express, DHL) or certified mail, return receipt requested, to the persons whose names and business addresses appear below and such notice shall be effective on the date of receipt by the receiving Party:

If to XO: XO Communications, Inc. 11111 Sunset Hills Road Reston, VA 20190
Attn: President, Carver Sales

With copy to: XO Communications, Inc.
11111 Sunset Hills Road
Reston, VA 20190
Attn: Vice President, Assistant General Counsel

if to Customer: United American Corporation
3199 E. Warm Springs Road, Suite 200 Las Vegas, NV 89120
Attn: Benoit Laliberte

A Party may change its address and point of contact by notifying the other Party in accordance with this Article.

ARTICLE 16 - MISCELLANEOUS

16.1 In the event of any express inconsistency, and only to the extent of such inconsistency, between the main body of this Agreement and any Exhibits or Service Orders made a part or in accordance with this Agreement, precedence shall be given to:

(1) (2) (3)
The main body of this Agreement
The Exhibits; and Any Service Orders.
Any Service Orders.

16.2 XO's telecommunications equipment shall remain the sole and exclusive property of XO or its assignee, and nothing contained herein shall give or convey to Customer any right, title or interest whatsoever in such equipment, which shall at all times be and remain personal property notwithstanding that it may be or become attached to or embedded in realty. Customer shall not tamper with, remove or conceal any identifying plates, tags or labels affixed to the equipment showing XO's ownership thereof XO may substitute, change or rearrange telecommunications equipment used in providing Service as long as the quality of the Service is not impaired.

16.3 This Agreement does not render either Party the agent or legal representative of the other Party and does not create a partnership or joint venture between Customer and XO. Neither Party shall have any authority to agree for or bind the other Party in any manner whatsoever, This Agreement confers no rights of any kind upon any third party, including without limitation Customer's End Users.

16.4 No waiver of any of the provisions of this Agreement shall be binding unless it is in writing and signed by both Parties. The failure of either Party to insist on the strict enforcement of any provision of this Agreement shall not constitute a waiver of any provision and all terms shall remain in full force and effect,

16.5 No subsequent agreement among the Parties concerning the Service shall be effective or binding unless it is made in writing and executed by authorized representatives of the Parties. Neither electronic mail nor instant messaging (IM) shall be considered a "writing" sufficient to change, modify, extend or otherwise affect the terms of the Agreement.

16.6 This Agreement, together with any applicable Tariffs, sets forth the entire understanding of the Parties and supersedes any and all prior or contemporaneous agreements, arrangements or understandings relating to the subject matter hereof, written, oral or otherwise. The Appendices and Exhibits referred to herein are integral parts hereof and are hereby made a part of this Agreement.

16.7 If any part of any provision of this Agreement or any other agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, said part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of said provision or the remaining provisions of this Agreement

16.8 This Agreement for Service is made pursuant to and shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia without regard to its choice of law principles. Any action arising out of or related to this Agreement shall be brought in the state or Federal courts located in Fairfax County, Virginia, and Customer consents to the exclusive jurisdiction and venue of such courts.

16.9 This Agreement is non-exclusive. Nothing in this Agreement shall prevent Customer or XO from entering into similar arrangements with, or otherwise providing Services to, any other person or entity. Further, Customer understands and agrees that (i) as part of XO's normal business, XO will engage in extensive marketing efforts to sell its services; (ii) such efforts will result in active competition with Customer; and (iii) such competition is fair and proper and Customer shall not complain of business lost to XO as a result.

16.10 Neither Party shall issue a news release, public announcement, advertisement, or other form of publicity concerning the existence of this Agreement or the supplies or Services to be provided hereunder without obtaining the prior written approval of the other Party. Any request by Customer for such consent from XO shall be directed to XO's Legal and Corporate Communications Departments. Customer shall not (i) attempt to sell service to its End Users or prospective End Users using XO's name, (ii) represent to End Users or prospective End Users that they will be XO Customers or that they may obtain XO service from Customer, or (iii) indicate to End Users or prospective End Users that it has any relationship to XO other than an agreement to purchase XO services on a wholesale basis.

16.11 The terms and provisions contained in this Agreement that by their sense and context are intended to survive the performance thereof by the Parties shall survive the completion of performance and termination of this Agreement, including, without limitation, the making of any and all payments hereunder

XO CONFIDENTIAL

CARRIER SERVICES AGREEMENT

16.12 Any additional services provided by XO to Customer not included in a Service Order shall be governed by the terms of this Agreement and priced in accordance with XO's standard pricing as set forth in its applicable Tariffs, price lists or Guide.

16.13 This Agreement shall be of no force and effect and the offer contained herein shall be withdrawn unless this Agreement is executed by Customer and delivered to XO on or before the 10th day of November, 2004.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

United American Corporation

BY:
AUTHORIZED SIGNATURE DATE
PRINT NAME
PRINT TITLE

XO Communications, Inc. on behalf of its operating Affiliates

BY:
AUTHORIZED SIGNATURE DATE
PRINT NAME
PRINT TITLE

List of Exhibits
Exhibit A -Inter-Market Inbound Primary Rate Interface Service

XO CONFIDENTIAL

EXHIBIT A

CARRIER SERVICES AGREEMENT

This Inter-Market Inbound Primary Rate Interface Service Exhibit (the "Service Exhibit"), is made and entered into this 12 day of October, 2004 (the "Effective Date") between XO Communications, Inc. ("XO"), a Delaware corporation with offices at 11111 Sunset Hills Road, Reston, VA 20190 and United American Corporation ("Customer"), a Nevada corporation with offices at 3199 E. Warm Springs Road, Suite 200, Las Vegas, NV 89120 (individually, a "Party" and collectively, the "Parties"). This Service Exhibit describes the terms and conditions applicable to Customer's use of XO's Inter-Market Inbound Primary Rate Interface ("PRI") Service. In the case of any conflict between this Service Exhibit and the Agreement, the terms and conditions of this Service Exhibit shall control. Except as amended herein, the Agreement shall remain in full force and effect.

1.  INTER-MARKET INBOUND PRIMARY RATE INTERFACE SERVICE ("PRI") SERVICE DESCRIPTION

1.1 Inter-Market Inbound PRI Service (the "Service(s)") is a type of Integrated Service Digital Network ("ISDN") service that is a digital trunking technology which provides customers with high capacity digital access from their customer premise equipment ("CPE") to the XO local switched network. The connection is provided over a DS-1 facility that carries up to twenty-four (24) channels delivering 64 Kbps and up to 1.544 Mbps of dedicated bandwidth. Inter-Market Inbound PRI Service is configured using twenty-three (23) bi-directional B or Bearer channels and 1 D or Data channel (23 B+D).

This Service can also be used to terminate only long distance traffic at the rates specified on the attached spreadsheet. To the extent the Service will be utilized to terminate long distance traffic, the customer representations set forth in Sections 3.3-3.7 apply.

1.2 Inter-Market Inbound PRI Service is provided to Customer pursuant to the applicable tariffs and price lists of XO and/or its affiliates and successors (individually, a "Tariff' and collectively, the "Tariffs"), each as supplemented by this Service Exhibit to the extent permitted by law. This Service Exhibit incorporates by reference the terms of each such Tariff XO may modify its Tariffs from time to time in accordance with applicable law and thereby affect the Services furnished to Customer. In the event any of XO's applicable Tariffs are cancelled, Section 1.1(t) of the Agreement shall apply. Capitalized terms not otherwise defined in the Agreement or herein shall have the meaning given them in the Tariffs.

1.3 The Inter-Market Inbound PRI Service will be offered in each area to the Customer by an entity which is either an affiliate or subsidiary of XO and/or which XO manages or with whom it is otherwise contractually affiliated (an "Authorized Entity"). XO will notify Customer from time to time of the identity of each Authorized Entity. The terms and conditions of this Service Exhibit are, and shall be, applicable to the Inter-Market Inbound PRI Service provided to the Customer by each Authorized Entity.

2.  AVAILABILITY

2.1 Inter-Market Inbound PRI Service is generally available in the following locations but each request will be reviewed for capacity prior to committing to customer that service can be installed in such location on a LATA-specific basis, including limited rate centers:

Akron	Allentown	Atlanta	Austin	Baltimore
Boston	Chicago	Clarkston	Cleveland	Columbus
	Dallas/ Fort Worth		Denver	Detroit
	Freemont	Harrisburg	Houston	Las Vegas
Lewiston	Los Angeles	Memphis	Miami
N. Virginia	Nashville	New York City	North New Jersey	Oakland

XO CONFIDENTIAL

	Philadelphia	Phoenix	Portland	Roseville
Sacramento	Salt Lake City		San Diego	San Francisco
Seattle		Spokane	St. Louis	Tampa
Washington, D.C.

3. PRODUCT TERMS AND CONDITIONS

3.1 The Inter-Market Inbound PRI Service is a dedicated Inbound only Primary Rate Interface traffic solution for customers. Inter-Market Inbound PRI Service provides access to certain, identified LATAs, with up to five (5) rate centers within a given LATA as a standard option. Additional rate centers within the same LATA may be ordered and will be priced according to the pricing schedule found in the below Pricing Section. 100 DID numbers will be provided per each rate center, and additional blocks of numbers are available at pricing described in Section 4 below.

3.2 The Inter-Market Inbound PRI Service will be delivered to the Customer Premise on a digital basis only. In the event no term is specified in the service order for each individual Inter-Market Inbound PRI Service order, it shall be a one (1) year term and shall commence on the date of service activation.

3.3 Customer and XO agree that in the event of a decision by a regulatory authority at the federal, state or local level, including but not limited to the approval of a new ILEC interconnection arrangement, which alters XO's ability to offer the current pricing as set forth below, upon thirty (30) days written notification to Customer, XO may migrate the Customer to the Off-Net Price Plan for the remainder of the Customer's term commitment. If XO chooses to migrate the Customer to an Off-Net Price Plan for the remainder of the Customer's term commitment, Customer may cancel the Inter-Market Inbound PRI Service without incurring cancellation charges upon thirty (30) days written notice to XO after receipt of XO's migration notice.

3.4 Customer represents and warrants that all traffic being delivered by Customer or its designated agent to XO for local termination, and all traffic that XO delivers to Customer or its designated agent that has originated in the same local calling area in which Customer's NPA-NXX is assigned and/or in which such traffic is terminated to Customer or its designated agent, is local traffic or is legally entitled to be treated as local traffic under all applicable federal, state and local laws, administrative and regulatory requirements and any other authorities having jurisdiction over such traffic. Customer understands that XO will rely upon such representation to assign local telephone numbers to Customer and/or route Customer's traffic for termination as local calling. Customer represents and warrants that Customer has paid, or shall promptly pay to XO pursuant to Section 3.5 below, and all switched access charges associated with any of Customer's traffic that is delivered pursuant to this Service Exhibit. Customer also represents and warrants that neither it nor any of its agents will remove or in any way alter Automatic Number Identification ("AM") or Calling Party Number ("CPN") information associated with any traffic delivered pursuant to this Service Exhibit.

3.5 Customer shall promptly pay to XO all access charges, reciprocal compensation, and/or any other charges, surcharges and/or taxes billed to XO by a third party, or remitted by XO to a third party, that are associated with any of Customer's traffic delivered pursuant to this Service Exhibit, including but not limited to any retroactive charges, (collectively, "Additional Charges") and that are not already reflected in the rates charged by XO for the Services rendered pursuant to this Service Exhibit. Although XO shall not have any obligation to challenge any Additional Charges levied by a third party, if XO successfully challenges imposition of any Additional Charges by a third party, it will refund to Customer any Additional Charges previously paid by Customer to XO that were subject to such successful challenge. In addition, XO shall have the right, upon five (5) days written notice to Customer, to revise its rates for Services provided to Customer to reflect any Additional Charges. Within thirty (30) days of receipt of written notice of any such rate increase to reflect Additional Charges, Customer, upon giving written notice to XO, may elect to transition any Services affected by such rate increase to another carrier over a period of time not to exceed sixty (60) days. Notwithstanding any other provision of this Service Exhibit, if, within the designated thirty (30) day period, Customer does not provide written notice to XO of its election to

XO CONFIDENTIAL.

transition the affected Services to another carrier, Customer shall be deemed to have waived its right to such election. Even if Customer elects to transition the affected Services to another carrier, Customer shall still be responsible for paying any and all Additional Charges billed to or remitted by XO up to and including the final transition date. The parties agree to cooperate on the scheduling of any such transition.

3.6 Customer agrees that, if XO is subjected to an audit by a third party of Customer's traffic which is the subject of this Service Exhibit, Customer will cooperate in any such audit. Customer further agrees that it will protect, defend, indemnify and hold harmless XO, its subsidiaries, affiliates, officers, directors and employees from any and all costs resulting from such third party action.

3.7 CUSTOMER HEREBY REPRESENTS AND WARRANTS THAT IT IS NOT RELYING ON XO IN ANY WAY TO PROVIDE 911, E911 OR ANY OTHER EMERGENCY SERVICES ("911 SERVICES"). Customer warrants and represents that it assumes all liability for any and all 911 SERVICES associated directly and indirectly with its services to its end-user customers or to any holder of a telephone numbers issued by XO pursuant to the Service Exhibit and this Addendum ("End-User"). Customer agrees that XO shall not incur any liability, direct or indirect, to any End-User who dials or attempts to dial the digits "9-1-1" or any other emergency services number or to any other person who may be affected by the dialing of the digits "9-1-1" or any other emergency services number. Customer hereby acknowledges and agrees that it is fully responsible for all costs and expenses associated with 911 SERVICES, including but not limited to any and all state and local authorities for the funding of 911 SERVICES, 911 assessments, taxes and the like. Customer represents and warrants that it is responsible for all costs associated with any state or local 911-board assessments, existing now or at any time during the term of the Agreement and its renewal periods, including any assessment based on telephone numbers instead of access lines. Customer further represents and warrants that, anything herein to the contrary notwithstanding, it will not deliver any traffic whatsoever to XO for transport and termination in the local calling area of its end user customer(s), including but not limited to, 911 traffic. Customer shall include in an appropriate contract with its End-Users that relates to Services provided under this Service Exhibit a limitation of liability that (i) limits its own and XO's liability to any End-User of Customer for any error or omission in any directory listing to no more than the costs, if any, assessed to the End-User for directory listing services and (ii) provides that XO shall not incur any liability, direct or indirect, to any person who dials or attempts to dial the digits "9-1-1" or to any other person who may be affected by the dialing of the digits "9-1-1".

3.8 Customer is prohibited from intermingling traffic or for utilizing this service for anything other than enhanced services. Customer expressly agrees, represents and warrants that it will not use the Services to originate or terminate voice calls and/or bypass switched access or other applicable charges. Customer understands and agrees that this covenant and the provisions set out in Article 11 of the Agreement (collectively, "Restrictions") are material and essential parts of this Agreement and that Customer's breach of any of the Restrictions constitutes a material default of this Agreement. XO reserves the right to terminate this Agreement and/or the Services provided hereunder for cause immediately upon written notice to Customer if XO determines in its sole discretion that Customer is using or plans to use the Services in a manner inconsistent with any of the Restrictions. Without limiting any other provision of this Agreement, Customer further agrees (i) to indemnify, defend and hold harmless XO and its Affiliates and all of their employees, directors, officers, and agents from and against all claims, demands, actions, causes of actions, damages, liabilities, losses, and expenses (including reasonable attorney's fees) incurred as a result of Customer's breach of this covenant; and (ii) notwithstanding any other provision of this Agreement, damages for breach of this covenant shall not be capped or limited in any way. XO may audit customer's traffic to ensure that Customer is complying with Article 11, as well as with the prohibitions set forth above.

4. PRICING

4.1 For each Inter-Market Inbound PRI ordered, the following price elements may apply:

?? Terminating, Market Charges Per PRI: MRC and NRC charges associated with T-1 port at the XO Sonus switch site in the terminating market:

XO CONFIDENTIAL

MRC per T_1	NRC	Term
$800	$0	1 year
$750	$0	2 year
$700	$0	3 year

?? Local loop facility: MRC and NRC charges for the physical connection between Customer location and the XO Sonus switch site.
Note: The local loop charge does not apply if Customer is collocated with XO at the XO Sonus switch site.

?? Market Origination Charges: MRC and NRC charges associated with Customer selected markets as defined in section 2.1.

1) Originating Per Market MRC (includes 1[51] 100 DIDs, and up to five (5) XO rate Centers):
MRC per Market	NRC	Term
$350 $325 $300	$0 $0 $0	1 year 2 year 3 year
2) DID Numbers (for > 100 DIDs), block of 20 DID numbers:
MRC per Block	NRC	Term
$20	$0	1 year
$20	$0	2 year
$20	$0	3 year
3) Additional Per Rate Center MRC (for > 5 rate centers per Originating Market):
MRC per Rate Center	NRC	Term
$50	$0	1 year
$40	$0	2 year
$30	$0	3 year

Inter-Market Inbound PRI Services are billed one (1) month in advance. The first month of each Inter-Market Inbound PRI ordered will be prorated for the number of days the PRI was in service for the month.

5. CANCELLATION CHARGES

5.1 There will be no cancellation charge if a Circuit is cancelled within ten (10) days of Customer's Circuit order. If a Circuit is cancelled after the ten (10) day cancellation period set forth above but prior to the Start of Service Date, Customer shall pay one month's recurring charges, plus any applicable service ordering and installation charges. If a Circuit is cancelled after it has been activated, including cancellation of Services under Section 2.4 of the Agreement, Customer is liable for all charges, which Customer agrees is reasonable, associated with the service ordering and installation as well as the first month recurring charges and for the monthly recurring charges for the remaining term of the Circuit order, unless such Circuit does not meet the specifications set forth herein. It is agreed that XO's damages in the event of Inter-Market Inbound PRI Service cancellation shall be difficult or impossible to ascertain. These provisions are intended, therefore, to establish liquidated damages in the event of cancellation and are not intended as a penalty.

6.0 NUMBERING

6.1 As a part of a PRI Service order, Customer may order additional blocks of numbers in addition to the minimum DID numbers provided in accordance with Section 3.1 above. Any and all numbers provided by XO shall be subject to the limitations set forth in this Section.

XO CONFIDENTIAL

6.2 To the extent Customer's request for any PRI Service involves XO obtaining numbers on Customer's behalf, XO will undertake a good faith effort to procure and provide the numbers requested, but XO does not and cannot guarantee that XO will be able to provide any or all numbers requested by Customer. Customer represents and agrees that it will comply with all applicable laws, rules, regulations orders and decrees, relative to any use of numbers by Customer. The assignment of any specific number to a Customer's Service will be made at the sole discretion of XO. Customer has no property right to any numbers associated with any Services furnished by XO. XO reserves the right to assign, designate or change numbers associated with the Services provided hereunder, including without limitation, the XO service Central Office prefixes associated with such numbers, when necessary due to technical issues or as required by any governmental authority, the North American Numbering Plan Administrator ("NANPA"), the Pooling Administrator ("PA") or other reasons required by law. XO may reclaim any numbers not assigned by Customer to its own End-Users when XO deems it necessary in the conduct of its business or as required by any governmental authority, NANPA, the PA or any other reason required by law. Customer agrees to fully cooperate with XO to effect any number changes required hereunder in the manner directed by XO, including without limitation, procuring and providing to XO additional numbering resources from NANPA or the PA, if and to the extent requested by XO. Without limiting any contrary terms in the Agreement or in any Tariff, XO shall have no liability to Customer or others associated with any number resource issues beyond XO's control.

6.3 On or before January 15 and July 15 of each year, Customer shall provide XO information (current as of December 31" and June 30th, respectively), regarding Customer's assignment of any numbers to a third party including, but not limited to a list of numbers that Customer has assigned to its own end-users, in the format and pursuant to the procedures set forth in Attachment 1 to this Service Exhibit (the "TN Report(s)"). XO may at other times request, and Customer shall provide within ten (10) calendar days of such request, TN Reports when such information is necessary to assist XO in obtaining additional numbering resources, or when requested by any governmental authority, NANPA or any PA. When circumstances allow, XO will use its commercially reasonable efforts to give Customer as much notice as possible of any need for a TN Report to be provided to XO.

6.4 In the event XO receives a valid request by a third party carrier for customer proprietary network information, including but not limited to customer service records, related to a number assigned by XO to Customer and/or Customer's End-Users, Customer hereby authorizes XO to provide any such information in XO's possession to the third party carrier. If XO does not have information sufficient to satisfy the request by the third party carrier, Customer hereby authorizes XO to instruct such third party carrier to contact Customer directly and Customer shall provide any such information in its possession to the third party carrier consistent with industry standards. Furthermore, in the event XO receives from a third party carrier a port-out request related to a number assigned to Customer, XO shall port out such number in compliance with procedures set forth by the Federal Communications Commission.

6.5 The Parties will address the issue of Local Number Portability ("I_NP") on an individual case basis and agree to cooperate with one another in arriving at an appropriate solution to accommodate LNP issues, if any.

XO CONFIDENTIAL

7.0 TERM

The term of this Service Exhibit shall be for two (2) years from the date of execution of this Exhibit, but each Service ordered pursuant to this Exhibit will carry its own term.

IN WITNESS WHEREOF, the Parties have executed this Service Exhibit by representatives duly authorized as of the Effective Date set forth above.

United American Corporation

/s/ Benoit Laliberte October 12, 2004
Customer Signature and Date

XO Communications, Inc.,
on behalf of its operating subsidiaries and affiliates

XO Signature and Date

XO CONFIDENTIAL

GENERAL NONDISCLOSURE AGREEMENT T

This Nondisclosure Agreement (this "Agreement") is dated as of the 12th day of October, 2004 between XO Communications, Inc. ("XO"), a Delaware corporation, with offices located at 1 1 1 1 1 Sunset Hills Road, Reston, VA 20190, and United American Corporation, a Nevada corporation, ("Company"), with offices located at 3199 E. Warm Springs Road, Suite 200, Las Vegas, NV 89120, (XO and Company sometimes are collectively referred to herein as the "Parties" and individually as a "Party").

RECITALS

XO and Company may disclose valuable proprietary information to each other relating to their respective operations and businesses providing telecommunications services only for the purpose of evaluating a business relationship regarding the procurement of telecommunications services culminating in the execution of a Carrier Services Agreement ("CSA") for the provisioning of dedicated transport services and/or performing other communications services during the term of the CSA (the "Project"). For purposes of this Agreement, the party disclosing confidential information hereunder is hereinafter referred to as the "Disclosing Party" and the party receiving confidential information hereunder is hereafter referred to as the "Receiving Party". In addition, other persons and entities, such as controlled affiliates of a Party, may (at the request of a Party) disclose valuable proprietary information to the other Party with respect to the Project.

XO and the Company would like to protect the confidentiality of, maintain their respective rights in, and prevent the unauthorized use and disclosure of, such information.

AGREEMENT

XO and Company hereby agree as follows:

I. Confidential Information. As used in this Agreement, "Confidential Information" means information not generally known to the public, and maintained by the Disclosing Party as confidential, whether of a technical, business or other nature that relates to the Project stated above or that, although not related to such Project, is nevertheless disclosed as a result of the Parties' discussions in that regard, and that should reasonably have been understood by the Receiving Party, because of (i) legends or other markings, (ii) the circumstances of disclosure or (iii) the nature of the information itself, to be proprietary and confidential to the Disclosing Party. Confidential Information may be disclosed in written or other tangible form (including information in computer software or held in electronic storage media) or by oral, visual or other means. For purposes of this Agreement, "Disclosing Party" includes controlled affiliates of a Party who disclose Confidential Information to the Receiving Party regarding the Project.

2.  Use of Confidential Information. The Receiving Party, except as expressly provided in this Agreement, shall not disclose the Disclosing Party's Confidential Information to anyone without the Disclosing Party's prior written consent. The Receiving Party shall protect such Confidential Information from disclosure to others, using the same degree of care used to protect its own confidential or proprietary information of like importance, but in any case using no less than a reasonable degree of care. The Receiving Party shall not reverse-engineer, decompile, or disassemble any hardware or software provided or disclosed to it and shall not remove, overprint or deface any notice of copyright, trademark, logo, legend or other notice of ownership from any originals or copies of Confidential Information it obtains from the Disclosing Party. The Receiving Party shall not use Confidential Information for any purpose other than with respect to the Project.

3.  Exceptions. The provisions of Section 2 shall not apply to any information that (i) is or becomes publicly available without breach of this Agreement; (ii) can be shown by documentation to have been known to the Receiving Party without confidentiality restrictions at the time of its receipt from the Disclosing Party; (iii) is rightfully received from a third Party who did not acquire or disclose such information by a wrongful or tortious act, or in breach of a confidentiality restriction; (iv) can be shown by documentation to have been independently developed by the Receiving Party without reference to any Confidential Information; or (v) is identified by the Disclosing Party as no longer proprietary or confidential.

4.  Receiving Party Personnel. The Receiving Party shall restrict the possession, knowledge, development and use of Confidential Information to its employees, agents, subcontractors, consultants, advisors and entities controlled by it (collectively, "Personnel") who have a need to know Confidential Information in connection with the Project. The Receiving Party's Personnel shall have access only to the Confidential Information they need for such purposes. The Receiving Party shall ensure that its Personnel are bound by confidentiality obligations substantially similar to those contained herein and that such Personnel comply with this Agreement.

5.   Disclosures to Governmental Entities. If, in the opinion of its counsel, the Receiving Party becomes legally obligated to disclose Confidential Information, the Receiving Party shall give the Disclosing Party prompt written notice sufficient to allow the Disclosing Party to seek a protective order or other appropriate remedy, and shall, to the extent practicable, consult with Disclosing Party in an attempt to agree on the form, content, and timing of such disclosure. The Receiving Party shall disclose only such information as is required, in the opinion of its counsel, and shall exercise all reasonable efforts to obtain confidential treatment for any Confidential Information that is so disclosed..

6.   Ownership of Confidential Information. All Confidential Information disclosed under this Agreement (including information in computer software or held in electronic storage media) shall remain the exclusive property of the Disclosing Party, and the Receiving Party shall have no rights, by license or otherwise, to use the Confidential Information except as expressly provided herein. No patent, copyright, trademark or other proprietary right is licensed, granted or otherwise conveyed by this Agreement with respect to Confidential or other information.

7.   No Warranty or Obligation to Proceed. No warranties of any kind are given by either Party with respect to the accuracy, appropriateness or completeness of information provided to the other. The Parties agree that, unless and until a definitive written agreement with respect to any transaction relating to disclosures under this Agreement is completed, neither Party shall be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this Agreement or any written or oral expression with respect to such a transaction by any of their respective directors, officers, employees, agents, representatives or advisors thereof, except, in the case of this Agreement, for the matters specifically agreed to herein,

8.   Return of Confidential Information. The Receiving Party promptly shall return or destroy upon request, and verify in writing the completeness of the Confidential Information returned or the destruction of, all tangible material embodying Confidential Information (in any form and including, without limitation, all summaries, copies and excerpts of Confidential Information and all electronic media or records containing or derived from Confidential Information) upon the earlier of (i) the completion or termination of the dealings between the Disclosing Party and the Receiving Party, and (ii) the Disclosing Party's written request. Upon request by the Disclosing Party, the Receiving Party shall provide a written certificate of such destruction signed by an officer of the Receiving Party. The confidentiality obligations set forth in Section 2 above shall survive any such return or destruction of Confidential Information.

9.   Export Control. The Receiving Party acknowledges that the Confidential Information governed by this Agreement is subject to US. export laws and regulations and that any use or transfer of the Confidential Information or products incorporating the Confidential Information must be authorized under those laws and regulations. The Receiving Party agrees that it shall not use, distribute, transfer or transmit directly or indirectly the Confidential Information or any immediate product (including processes and services) produced directly by the use of such Confidential Information, except in compliance with U.S. export laws and regulations.

10.   Independent Development. The Disclosing Party acknowledges that the Receiving Party may currently or in the future be developing information internally, or receiving information from other parties, that is similar to the Confidential Information. Accordingly, nothing in this Agreement shall be construed as a representation or agreement that the Receiving Party shall not develop, or have developed for it, products, concepts, systems or techniques that are similar to or compete with the products, concepts, systems or techniques contemplated by or embodied in the Confidential Information, provided that the Receiving Party does not violate any of its obligations under this Agreement in connection with such development. Nothing herein shall restrict either Party from pursuing any business opportunities provided it complies at all times with the non-disclosure obligations set forth herein.

11.   Remedies. The Receiving Party acknowledges that Confidential Information is unique and valuable, and that disclosure or use of Confidential Information in violation of this Agreement could cause irreparable harm to the Disclosing Party for which monetary damages may be difficult to ascertain or be an inadequate remedy. Therefore, the Parties agree that in the event of a breach or threatened breach of confidentiality, the Disclosing Party may be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or anticipated breach without the necessity of posting a bond, Any such relief shall be in addition to and not in lieu of any appropriate relief in the way of monetary damages.

12.  Limited Relationship. This Agreement shall not create a joint venture, partnership or other formal business relationship or entity of any kind, or an obligation to form any such relationship or entity. Each Party shall act as an independent contractor and not as an agent of the other Party for any purpose, and neither shall have the authority to bind the other.

13.  Cumulative Obligations. Each Party's obligations hereunder are in addition to, and not exclusive of, any and all of its other obligations and duties to the other Party, whether express or implied, in fact or in law.

14.  Assignment. This Agreement may not be assigned in whole or in part by any Party without the prior written consent of the other Party except that either Party may assign this Agreement without consent to any operating subsidiary or controlled affiliate of the assigning Party. Any such assignment without the other Party's prior written consent shall be void.

15.  Scope; Termination. This Agreement shall become effective as of the date first written above and shall automatically terminate at the end of one (1) year thereafter or upon the completion or termination of the Parties' evaluation or pursuit of the Project, whichever is later. Notwithstanding such expiration or termination, all of Receiving Party's nondisclosure obligations pursuant to this Agreement shall survive with respect to any Confidential Information received prior to such expiration or termination.

16.  Nonwaiver. Any failure by either Party to enforce the other Party's strict performance of any provision of this Agreement shall not constitute a waiver of its right to subsequently enforce such provision or any other provision of this Agreement,.

17.  Governing Law; Etc. This Agreement shall be governed by the laws of the State of New York without regard to its choice of law provisions, and may be executed in as many counterparts as may be required, including facsimile, each of which when delivered is an original but all of which taken together constitute one and the same instrument and the facsimile execution pages will be binding upon the executing Party to the same extent as the original executed pages. If a provision of this Agreement is held invalid or unenforceable under any applicable law, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect. Further, all terms and conditions of this Agreement shall be deemed enforceable to the fullest extent permissible under applicable law, and when necessary, the court is requested to reform any and all terms or conditions to give them such effect.

18.  Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Parties relating to the matters discussed herein and may be amended or modified only with the mutual written consent of the Parties. Electronic Mail shall in no way be considered a "writing" sufficient to change, modify, extend or otherwise affect the terms of the Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

XO Communications, Inc.

By:
Printed Name:
Title:
Date:
United American Corporation

By: /s/Benoit Laliberte
Printed Name: Benoit Laliberte
Title: CEO
Date: October 12, 2005

XO CONFIDENTIAL